Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces 4th Quarter and Full Year 2011 Earnings

East Syracuse, New York, March 30, 2012 – Beacon Federal Bancorp, Inc. (the “Company”) (NASDAQ: BFED), the holding company for Beacon Federal (the “Bank”), announced today net income for the quarter ended December 31, 2011 decreased 46.7% to $763,000, or $0.13 per diluted share, from $1.4 million, or $0.23 per diluted share for the quarter ended December 31, 2010.

For the year ended December 31, 2011, net income increased 6.8% to $5.7 million, or $0.93 per diluted share, from $5.4 million, or $0.88 per diluted share, for the prior year.

Ross J. Prossner, President and CEO of the Company said, “We are pleased to report that the sale of our Tyler, Texas branch to MidSouth was completed at the beginning of December.  This sale will enable us to focus more resources within our core markets.

In 2012, we are focused on continuing to provide our customers with quality service, welcoming new customers as we grow market share, achieving efficiency improvements across the Company and returning capital to our shareholders.”

The financial highlights for the quarter ended December 31, 2011 were as follows:

◆	Completed the sale of our Texas branch operations to MidSouth Bank N.A., a subsidiary of MidSouth Bancorp, Inc., (“MidSouth”) on December 5, 2012, which resulted in a gain of $3.4 million. The sale included $79.4 million of deposits for a premium of 4%, $23.8 million of loans, as well as premises and equipment.

◆	Net interest margin decreased to 2.85% for the quarter ended December 31, 2011, compared to 3.09% for the same quarter last year.

◆	Cost of funds decreased 29 basis points to 2.03%, compared to 2.32% for the same period a year ago.

◆	Total loans decreased $32.1 million during the quarter and $20.6 million for the year ended December 31, 2011.

◆	Provision for loan losses increased 209.3% to $6.2 million for the quarter, compared to $2.0 million for the same period in the prior year.

◆	Book value per share grew by 6.2% to $18.10 at December 31, 2011, compared to $17.05 at December 31, 2010.

◆	76,600 shares of common stock were repurchased at an average cost of $13.87 per share under the Company’s previously announced fourth stock repurchase program.

◆	On December 23, 2011, a quarterly cash dividend was paid of $0.07 per common share.

Financial Results

Net interest income totaled $7.3 million for the quarter ended December 31, 2011, compared to $7.9 million for the fourth quarter of 2010.  Net interest margin decreased 24 basis points in the fourth quarter of 2011, compared to the same period in the prior year due to a decrease in the average yield of interest-earning assets, partially offset by a decrease in cost of funds and an increase in the average balance of noninterest-bearing deposits.

The cost of funds decreased by 29 basis points for the fourth quarter of 2011, compared to the prior year fourth quarter as a result of the average interest rate paid on deposits for the fourth quarter of 2011 decreasing 33 basis points to 1.22% and average noninterest-bearing deposits increasing $5.5 million to $46.6 million (6.5% of average total deposits), as compared to $41.1 million (6.0% of average total deposits) for the quarter ended December 31, 2010.

The average yield on interest-earning assets for the fourth quarter of 2011 declined by 49 basis points to 4.63%, while the average balance of interest-earning assets increased by $3.8 million.  Included in interest-earning assets are nonaccrual loans, carrying a 0% yield, which increased from $10.3 million or 1.28% of loans at December 31, 2010 to $31.4 million or 3.99% of loans at December 31, 2011. As high-yielding assets mature, they are being replaced with new lower yielding assets at current market interest rate assets leading to pressure on the Company’s net interest margin, which is expected to continue in the near term.

Noninterest income was $5.1 million for the fourth quarter of 2011, an increase of $3.7 million or 284.9%, compared with the same period of 2010, resulting primarily from a $3.4 million gain related to the sale of our Texas branch operations and a $239,000 decrease in other-than-temporary credit impairment charges on debt securities, partially offset by a $105,000 decrease on the gain on sale of loans in the secondary market.

Noninterest expense was $5.1 million for the fourth quarter of 2011, a slight decrease compared to the same period of 2010.  The decrease in noninterest expense was due primarily to decreases in salaries and benefits expenses and FDIC expense, partially offset by an increase in loan collection costs and audit and examination fees, and an increase in the fair value of mortgage servicing rights.  Salaries and benefits expense decreased due primarily to the discontinuation of salaries and benefits for the Tyler, Texas employees and lower incentive compensation, partially offset by normal base salary increases.  FDIC expense decreased due primarily to a lower deposit insurance assessment rate.

Financial Position

Total assets decreased by $5.6 million, or 0.55%, to $1.03 billion at December 31, 2011. The decrease was primarily the result of a $20.6 million decrease in net loans and a $20.8 million decrease in securities, partially offset by a $31.3 million increase in cash and cash equivalents.  Cash increased due to an increase in new deposits and a decline in loan demand.

Net loans decreased by $20.6 million due primarily to the sale of loans to MidSouth in conjunction with the Tyler, Texas branch sale, partially offset by loan originations, net of loan repayments.

“The Company continues to focus on increasing lending opportunities, however, given the on-going low rate environment we currently operate in, loan growth will remain challenging as the weak economic climate continues to pressure loan demand,” said Ross Prossner.

Originations of commercial loans and mortgages totaled $25.2 million in the fourth quarter of 2011, compared to $20.5 million in the third quarter of 2011 and $26.8 million in the year-ago quarter.

Originations of residential real estate loans totaled $30.8 million in the fourth quarter of 2011, compared to $25.2 million in the third quarter of 2011 and $28.3 million in the year-ago quarter.  The Bank retained additional residential loan originations primarily as a result of originations of 20-year bi-weekly mortgages which are not available for purchase by the government-sponsored entities with which the Company sells loans to the secondary market.

Originations of consumer loans totaled $12.3 million in the fourth quarter of 2011, compared to $17.1 million in the third quarter of 2011 and $17.8 million in the year-ago quarter.

The Company’s investment securities portfolio totaled $151.9 million at December 31, 2011, which was a decrease of $20.8 million, when compared to the balance at December 31, 2010.  The Company used the proceeds from maturing securities to fund relatively higher yielding loans.  The Company substantially reduced purchases of securities to manage interest-rate risk, given the low yields available on the collateralized mortgage obligations (“CMOs”) and residential mortgage-backed securities (“RMBSs”) in which the Company predominantly invests.

Deposits increased by $3.5 million in the fourth quarter to $680.9 million at December 31, 2011.   The increase was attributable to $82.9 million of new deposits, partially offset by the sale of $79.4 million of deposits to MidSouth.  The Company continues to pursue lower cost non-maturity deposits, increasing those funds $61.1 million since December 31, 2010.

Stockholders’ equity increased by $2.4 million to $112.1 million at December 31, 2011 from $109.7 million at December 31, 2010.  The increase was primarily the result of $5.7 million of net income for the year ended December 31, 2011, offset by dividends and stock repurchases.

The Bank’s Tier 1 leverage ratio was 10.32% and its total risk-based capital ratio was 14.53% at December 31, 2011, both of which exceeded the regulatory thresholds required to be classified as a well-capitalized bank, which are 5.0% and 10.0%, respectively.

Asset Quality and Provision for Loan Losses

Total nonperforming assets were $45.6 million or 4.44% of total assets at December 31, 2011, compared to $12.9 million or 1.21% of total assets at September 30, 2011 and $14.3 million or 1.38% of total assets at December 31, 2010.  Included in nonperforming assets at December 31, 2011 were nonperforming loans of $43.6 million, of which $12.2 million were on accrual status, compared to nonperforming loans of $11.6 million, of which $1.0 million were on accrual status, at September 30, 2011 and nonperforming loans of $14.1 million, of which $1.2 million were on accrual status, at December 31, 2010.  As previously disclosed in the Company’s Form 10-Q, in preparation for our exam conducted by the Office of the Comptroller of the Currency (the “OCC”)  regulators during 2011, the Company conducted an extensive loan review to validate the quality and value of the commercial loan portfolio.  The review covered over 75% of the commercial loan portfolio, which ultimately prompted the Company to enhance its loan rating process leading to the increase in our classified assets.

“The Bank’s highest priority is to ensure that our allowance for loan losses is adequate and that we manage the growth and quality of our commercial loan portfolio in this challenging regulatory and economic environment.  As part of this commitment, during the fourth quarter 2011 and into 2012 the bank has taken steps to bolster our asset quality review processes.  We have completed additional reviews of the portfolio to include all loans in excess of $75,000, hired a Chief Credit Officer and have added operational staff,” said Prossner.

Net charge-offs for the fourth quarter of 2011 were $2.9 million, or an annualized 1.43% of average loans, compared to $2.0 million, or an annualized 0.97% of average loans, for the third quarter 2011 and $6.3 million, or an annualized 3.08% of average loans, for the fourth quarter of 2010.

The current quarter’s provision for loan losses was $6.2 million, an increase of $4.6 million compared to the third quarter of 2011 and an increase of $4.2 million compared to the fourth quarter of 2010.  The provision for loan losses for the current quarter is higher than the third quarter of 2011 and the fourth quarter of 2010 due primarily to a higher level of nonperforming loans at December 31, 2011.  The allowance for loan losses on loans held in the portfolio was $19.2 million at December 31, 2011, compared to $15.9 million at September 30, 2011 and $15.2 million at December 31, 2010.  The ratio of the allowance for loan losses to total loans was 2.43% at December 31, 2011, compared with 2.01% at September 30, 2011 and 1.90% at December 31, 2010.  The ratio of the allowance for loan losses to nonperforming loans was 43.88% at December 31, 2011, compared with 136.52% at September 30, 2011 and 108.28% at December 31, 2010.  The ratio of the allowance for loan losses to nonperforming loans decreased as a result of an increase in the nonperforming loans.  Of the $43.6 million of nonperforming loans at December 31, 2011, $42.7 million were impaired.  The amount of impaired loans increased $32.4 million when compared to December 31, 2010.   We evaluate impaired loans for specific credit loss and although impaired loans increased 312.6%, the amount of the allowance for loan losses on impaired loans only increased 190.8% when compared to December 31, 2010, primarily due to the majority of impaired loans being well collateralized.  Management believes that incurred losses in the loan portfolio that are probable and reasonable to estimate have been recorded as of each balance sheet date.

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered with a full-service branch in East Syracuse, New York, along with seven other full-service branches in East Syracuse, Marcy and Rome, New York, Smartt and Smyrna, Tennessee, and Chelmsford, Massachusetts.

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  The following factors, among others, could cause the actual results of the Company’s operations to differ materially from the Company’s expectations: competition; changes in economic conditions, interest rates and financial markets; and changes in legislation or regulatory requirements.  The making of such forward-looking statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information of future events.

Contact:
Lisa M. Jones
Senior Vice President and Chief Financial Officer
Beacon Federal Bancorp, Inc.
6611 Manlius Center Road
East Syracuse, NY 13057
(315) 433-0111 x 1582

	At December 31, 2011	At December 31, 2010
	(Unaudited)

	(In thousands)

Selected Financial Condition Data:

Total assets	$1,026,829	$1,032,478
Cash and cash equivalents	43,724	12,439
Securities available for sale	144,896	162,405
Securities held to maturity	6,975	10,321
Loans, net and loans held for sale	774,691	795,245
Federal Home Loan Bank of New York stock and other restricted stock	12,605	9,954
Deposits	680,856	677,384
FHLB advances	148,427	163,427
Securities sold under agreement to repurchase and other short-term borrowings	73,000	70,000
Stockholders’ equity	112,070	109,710

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)

	(In thousands, except per share data)
Selected Operating Data:

Interest income	$11,922	$13,128	$49,796	$53,937
Interest expense	4,578	5,202	18,678	22,627
Net interest income	7,344	7,926	31,118	31,310
Provision for loan losses	6,186	2,000	10,062	7,210
Net interest income after provision for loan losses	1,158	5,926	21,056	24,100
Noninterest income	5,095	1,324	9,920	4,712
Noninterest expense	5,050	5,063	22,294	20,360
Income before income taxes	1,203	2,187	8,682	8,452
Income tax expense	440	755	2,951	3,087
Net income	$763	$1,432	$5,731	$5,365
Basic earnings per share	$0.13	$0.23	$0.95	$0.88
Diluted earnings per share	$0.13	$0.23	$0.93	$0.88

Asset Quality Ratios:
Nonperforming loans to total loans	5.54%	1.75%	5.54%	1.75%
Nonperforming assets to total assets	4.44%	1.38%	4.44%	1.38%
Annualized net charge-offs to average loans outstanding	1.43%	3.08%	0.75%	0.92%
Allowance for loan losses to non-performing loans at end of period	43.88%	108.28%	43.88%	108.28%
Allowance for loan losses to total loans at end of period	2.43%	1.90%	2.43%	1.90%

Analysis of Net Interest Margin (Unaudited):
	For the Three Months Ended December 31,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$814,164	$10,509	5.12%	$820,445	$11,370	5.50%
Securities	159,752	1,309	3.25	183,631	1,575	3.40
FHLB stock	9,527	100	4.16	10,496	181	6.84
Interest-earning deposits	37,841	4	0.04	2,931	2	0.27
Total interest-earning assets	1,021,284	11,922	4.63	1,017,503	13,128	5.12
Noninterest-earning assets	38,034			29,017
Total assets	$1,059,318			$1,046,520

Interest-bearing liabilities:
Savings	$107,689	$123	0.45	$102,120	$182	0.71
Money market accounts	203,884	456	0.89	145,353	334	0.91
Checking accounts	64,751	168	1.03	55,431	106	0.76
Time accounts	291,459	1,309	1.78	340,642	1,890	2.20
Total deposits	667,783	2,056	1.22	643,546	2,512	1.55
FHLB advances	148,427	1,643	4.39	169,823	1,811	4.23
Reverse repurchase agreements	70,003	682	3.87	70,000	683	3.87
Lease obligation	7,742	197	10.10	7,739	196	10.05
Total interest-bearing liabilities	893,955	4,578	2.03	891,108	5,202	2.32

Noninterest-bearing deposits	46,551			41,073
Other noninterest-bearing liabilities	3,165			4,733
Total liabilities	943,671			936,914
Stockholders’ equity	115,647			109,606
Total liabilities and equity	$1,059,318			$1,046,520

Net interest income		$7,344			$7,926

Net interest rate spread (3)			2.60%			2.80%

Net interest-earning assets (4)	$127,329			$126,395

Net interest margin (5)			2.85%			3.09%

Average of interest-earning assets to
interest-bearing liabilities			114.24%			114.18%

(1)	Yields and rates for the three months ended December 31, 2011 and 2010 are annualized.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the three months ended December 31, 2011 and 2010.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.

Analysis of Net Interest Margin (Unaudited):

	For the Years Ended December 31,
	2011			2010
	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)	Average Outstanding Balance	Interest Earned/Paid	Yield / Rate (1)
	(Dollars in thousands)
Interest-earning assets:
Loans (2)	$817,577	$43,339	5.30%	$829,548	$46,010	5.55%
Securities	170,573	5,972	3.50	183,963	7,312	3.97
FHLB stock	9,959	472	4.74	11,128	598	5.37
Interest-earning deposits	16,879	13	0.08	8,172	17	0.21
Total interest-earning assets	1,014,988	49,796	4.91	1,032,811	53,937	5.22
Noninterest-earning assets	33,983			30,185
Total assets	$1,048,971			$1,062,996

Interest-bearing liabilities:
Savings	$112,962	$545	0.48	$81,553	$466	0.57
Money market accounts	167,500	1,368	0.82	160,951	1,848	1.15
Checking accounts	63,896	615	0.96	50,033	322	0.64
Time accounts	308,841	5,892	1.91	360,946	8,702	2.41
Total deposits	653,199	8,420	1.29	653,483	11,338	1.74
FHLB advances	157,533	6,765	4.29	183,288	7,796	4.25
Reverse repurchase agreements	70,001	2,708	3.87	70,001	2,708	3.87
Lease obligation	7,741	785	10.14	7,738	785	10.14
Total interest-bearing liabilities	888,474	18,678	2.10	914,510	22,627	2.47

Noninterest-bearing deposits	45,050			38,559
Other noninterest-bearing liabilities	683			4,620
Total liabilities	934,207			957,689
Stockholders’ equity	114,764			105,307
Total liabilities and equity	$1,048,971			$1,062,996

Net interest income		$31,118			$31,310

Net interest rate spread (3)			2.81%			2.75%

Net interest-earning assets (4)	$126,514			$118,301

Net interest margin (5)			3.07%			3.03%

Average of interest-earning assets to
interest-bearing liabilities			114.24%			112.94%

(1)	Yields and rates for the years ended December 31, 2011 and 2010.
(2)	Includes loans held for sale and nonaccrual loans.
(3)
Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities for the years ended December 31, 2011 and 2010.

(4)	Net interest-earning assets represents total interest-earning assets less interest-bearing liabilities.
(5)	Net interest margin represents annualized net interest income divided by average total interest-earning assets.